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                                                                     Exhibit 3.3

                    ----------------------------------------

                           CERTIFICATE OF DESIGNATION
                                       OF
                         FAIRPOINT COMMUNICATIONS, INC.

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                   ------------------------------------------


                            SERIES A PREFERRED STOCK


       FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the "Company"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Company (the "Board"):

       RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the certificate of incorporation of the Company (the "Certificate of Incorporation"), there hereby is created, out of the 100,000,000 shares of preferred stock, par value $.01 per share, of the Company authorized by Article IV.B.1 of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 1,000,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"), which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions:


       1. DEFINITIONS. As used in this Certificate of Designation (this "Certificate"), and unless the context requires a different meaning, the following terms have the meanings indicated:

            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (which may include, but is not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "Board" shall have the meaning set forth in the recitals of this Certificate.

            "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York and Charlotte, North Carolina are authorized or obligated by law or executive order to close.

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            "Certificate" shall have the meaning set forth above.

            "Certificate of Incorporation" shall have the meaning set forth in the recitals of this Certificate.

            "Commission" shall mean, at any time, the Securities and Exchange Commission or any other federal agency then administering the Securities Act of 1933, as amended, and the other Federal securities laws.

            "Common Stock" shall mean the common stock of the Company.

            "Company" shall have the meaning set forth in the recitals of this Certificate.

            "Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of October 20, 1999, as amended and restated as of March 27, 2000, and as further amended and restated as of November 9, 2000, among FairPoint Communications Solutions Corp., as Borrower, the lenders from time to time party thereto, First Union Securities, Inc. and Banc of America Securities LLC, as Co-Arrangers, and Co-Book Managers, Bank of America, N.A., as Syndication Agent, Bankers Trust Company, as Documentation Agent, and First Union National Bank, as Administrative Agent, as the same may be amended, restated, modified or supplemented from time to time.

            "Default Rate" shall have the meaning set forth in Section 10 of this Certificate.

            "Dividend Payment Date" shall mean each March 31, June 30, September 30 and December 31 of each year, commencing after (i) the Original Issue Date or
(ii) the Subsequent Issue Date, as the case may be.

            "Dividend Period" shall mean each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and including the day immediately preceding the first day of the next quarterly period, except that the first Dividend Period shall commence on the Original Issue Date.

            "Dividend Rate" shall mean 17.428%.

            "Initial Holder" shall mean a Lender that converts all or a portion of such Lender's outstanding Loans (and accrued and unpaid interest and fees thereon) into Series A Preferred Stock.

            "Junior Stock" shall mean (i) each and every other class or series of capital stock of the Company authorized as of the Original Issue Date (excluding Pari Passu Stock but including the Common Stock), par value $.01 per share, of the Company and (ii) each other class or series of the capital stock of the Company (excluding Pari Passu Stock).

            "Lenders" shall mean the lending institutions that are party to the Credit Agreement from time to time.

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            "Liquidation" shall have the meaning set forth in Section 5(a) of this Certificate.

            "Liquidation Value" shall have the meaning set forth in Section 5(a) of this Certificate.

            "Liquidity Event" shall mean (i) any merger (other than a merger pursuant to which the Company effects an acquisition of another entity), consolidation, sale, lease, transfer or other disposition of at least 50% of the assets or businesses of the Company and its Subsidiaries taken as a whole in a single transaction or in a series of related transactions, (ii) the sale or transfer (however effected, including by way of merger or consolidation or issuance) in a single transaction or in a series of related transactions of capital stock of the Company, whereby as a result of such transfer, a Person or Persons not having the power to elect a majority of the Board prior to such transaction or transactions acquires the power to elect a majority of the Board,
(iii) one or more public offerings of Common Stock which individually or in the aggregate constituted a Qualified Public Offering, and (iv) the occurrence of the first anniversary of the maturity of the Senior Subordinated Notes.

            "Loans" shall mean the loans made by the Lenders from time to time pursuant to the Credit Agreement.

            "Mandatory Redemption" shall have the meaning set forth in Section 7(b) of this Certificate.

            "90%-Owned Subsidiary" shall mean any Subsidiary to the extent at least 90% of the capital stock or other ownership interests in such Subsidiary is owned directly or indirectly by the Company.

            "Notice of Redemption" shall have the meaning set forth in Section 7(d) of this Certificate.

            "Original Issue Date" shall mean for the Series A Preferred Stock, the date on which the first share of Series A Preferred Stock was originally issued.

            "Parent Credit Agreement" shall mean the credit agreement among the Company, various lenders party thereto, Bank of America, N.A., as Syndication Agent, and Bankers Trust Company, as Administrative Agent, dated as of March 30, 1998 (as such agreement may be amended, supplemented or modified from time to time).

            "Pari Passu Stock" shall mean any Preferred Stock (other than Preferred Stock which is expressly designated by the Company as Junior Stock) issued subsequent to October 20, 1999.

            "Period Rate" shall have the meaning set forth in Section 4(a) of this Certificate.

            "Person" shall mean and include, natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies,

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trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "Preference Amount" shall have the meaning set forth in Section 5(a) of this Certificate.

            "Preferred Stock" shall have the meaning set forth in the recitals of this Certificate.

            "Qualified Public Offering" shall mean one or more sales of Common Stock in an underwritten public offering(s) pursuant to an effective registration statement(s) filed with the Commission pursuant to the Act which yields individually or in the aggregate at least $175,000,000 of net proceeds to the Company.

            "Redemption Date" shall have the meaning set forth in Section 7(d) of this Certificate.

            "Redemption Default" shall mean the failure to make a Mandatory Redemption in accordance with Section 7(b) of this Certificate on the date required to be made.

            "Redemption Price" shall have the meaning set forth in Section 7(c) of this Certificate.

            "Senior Subordinated Notes" shall mean (i) the Senior Subordinated Notes of the Company due 2008 and (ii) the Senior Subordinated Notes of the Company due 2010.

            "Senior Subordinated Notes Indentures" shall mean the indentures with respect to (i) the Senior Subordinated Notes dated as of May 5, 1998, between the Company and United States Trust Company of New York, as Trustee, and
(ii) the Senior Subordinated Notes, dated as of May 24, 2000, between the Company and United States Trust Company of New York, as Trustee.

            "Series A Preferred Stock" shall have the meaning set forth in the recitals to this Certificate.

            "Subsequent Issue Date" shall mean, with respect to any shares of Series A Preferred Stock issued after the Original Issue Date, the date on which such shares of Series A Preferred Stock were originally issued.

            "Subsidiary" shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to occurrence of any contingency) to vote in the election of directors or other managing authority thereof is at the time owned or controlled, directly or indirectly, by such Person or its Subsidiaries.

            "Subsequent Holder" shall mean any Person that holds any Series A Preferred Stock (other than an Initial Holder or an Affiliate of an Initial Holder).

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                                                                          Page 5

            "Surviving Company" shall have the meaning set forth in Section 8(b) of this Certificate.

            "Treasury Rate" shall mean the interest rate per annum on 10 year direct obligations issued by the federal government of the United States of America, as determined by the Administrative Agent as of the first day of each fiscal quarter.

            "Wholly Owned Subsidiary" shall mean, as to any Person, (i) a corporation one hundred percent of whose capital stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such Person has a one hundred percent equity interest at such time.

       2. DESIGNATION. This series of Preferred Stock shall be designated the "Series A Preferred Stock."

       3. AUTHORIZATION. The Company shall have the authority to issue 1,000,000 shares of Series A Preferred Stock, par value $.01 per share, of the Company; PROVIDED that no shares of Series A Preferred Stock shall be issued after the Original Issue Date other than to the Initial Holders and/or in connection with the payment of dividends issued to holders of shares of Series A Preferred Stock pursuant to Section 4(b).

       4.   DIVIDENDS.

            (a) AMOUNT. The owners of shares of Series A Preferred Stock shall be entitled to cumulative dividends on each share of Series A Preferred Stock held by such holders, which dividends for each Dividend Period shall be equal to the prorated Dividend Rate per annum, unless at any time during such Dividend Period the Company was required to effect a Mandatory Redemption and failed to effect such Mandatory Redemption in accordance with the terms of this Certificate in which case such holders of Series A Preferred Stock shall be entitled to cumulative dividends at the Default Rate per annum for the portion of the Dividend Period during which such Mandatory Redemption should have been effected (the Dividend Rate or the Default Rate as the case may be, the "Period Rate"). The dividend that will be payable or that will accumulate in respect of each share of Series A Preferred Stock for each Dividend Period shall be equal to the product of (a) the Preference Amount for such share, multiplied by (b) the Period Rate for such period multiplied by (c) a fraction, the numerator of which is the number of days that such share was outstanding during such Dividend Period and the denominator of which is 365.

            (b) PAYMENT OF DIVIDENDS. Dividends on the Series A Preferred Stock shall be payable in kind in shares of Series A Preferred Stock valued at the Liquidation Value per share or in cash, at the option of the Company. Dividends on each share of Series A Preferred Stock shall accrue and be cumulative (whether or not declared by the Board) from the Original Issue Date or Subsequent Issue Date, as the case may be, and shall be payable in arrears, when and as declared by the Board out of funds legally available therefor and to the extent permitted under the Parent Credit Agreement and Senior Subordinated Notes Indentures on each Dividend Payment Date;

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PROVIDED, that if no cash dividend is declared for a Dividend Payment Date, then the dividend payable in kind shall be deemed declared to the extent not prohibited by law. Notwithstanding the foregoing, if any Dividend Payment Date is not a Business Day, such dividend shall be paid on the next succeeding Business Day. Accumulated and unpaid dividends, whether or not declared, shall compound (I.E., the number of shares of Series A Preferred Stock held by any holder of Series A Preferred Stock entitled to any such unpaid dividend shall be deemed increased on the relevant Dividend Payment Date for all purposes without further action by (x) the amount of such dividend divided by (y) $1,000.00). The Company shall issue additional shares (including fractional shares) to any holder promptly after each Dividend Payment Date (and in any event upon request of such holder) to evidence such unpaid dividends paid in kind; PROVIDED, that, unless and until otherwise requested by any holder on reasonable notice, certificates for such dividended shares need not be delivered but the Company shall record the issuance thereof in the stock ledger and shall for all purposes treat such dividend as outstanding shares of Series A Preferred Stock.

            (c) DIVIDENDS PRIORITY. So long as any shares of Series A Preferred Stock are outstanding, neither the Company nor any of its Subsidiaries may, directly or indirectly (whether in cash, property or in obligations of the Company or any Subsidiary of the Company), declare or pay or set aside for payment any dividends or distributions in respect of, or make any other payment of any kind with respect to, or repurchase, redeem or otherwise acquire, any capital stock of the Company or any Subsidiary of the Company other than (i) with respect to the Series A Preferred Stock and Pari Passu Stock so long as all such actions in connection with the Series A Preferred Stock and Pari Passu Stock are done on a pro rata basis among all outstanding shares of Series A Preferred Stock and Pari Passu Stock or (ii) distributions or dividends to the Company or direct or indirect Wholly Owned Subsidiaries or 90%-Owned Subsidiaries of the Company or (iii) other dividends, distributions and/or payments permitted to be made pursuant to Sections 7.09(a)(ii), 7.09(a)(iii) and 7.09(a)(v) of the Parent Credit Agreement as in effect on the date of this resolution (provided, that in the event the debt under the Parent Credit Agreement shall be refinanced, the foregoing referenced Sections of the Parent Credit Agreement shall be deemed to refer to the relevant provisions of the refinancing agreement solely to the extent such provisions effectively permit substantially identical dividends, distributions and/or payments as such referenced Sections), except that Section 7.09(a)(v) may provide for an increase in the $1,000,000 calendar year limitation contained therein to up to $5,000,000 if the Parent Credit Agreement is amended after the date of this resolution to provide therefor. The Series A Preferred Stock will rank senior to all other capital stock of the Company (other than Pari Passu Stock) and pari passu with respect to Pari Passu Stock. So long as the Series A Preferred Stock is outstanding, no other class or series of capital stock may be issued which has a mandatory redemption date prior to October 31, 2009, or which provides for a sinking fund prior to such date or any other payment of any type before such date (other than the payment of in-kind dividends on shares of capital stock). No class of capital stock of the Company may have terms which are equivalent or more favorable than the terms of the Series A Preferred Stock, including without limitation, as to: (i) redemption or principal repayment, (ii) maturity, (iii) rights to receive dividends, (iv) rights upon liquidation, dissolution, or winding-up of the Company or any Subsidiary of the Company or distribution of the assets of the Company or any Subsidiary of the Company and (v) covenants. No class of capital stock of the Company may contain provisions,

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including provisions which would require any action to be taken with respect to such capital stock of the Company upon or as a result of the redemption of the Series A Preferred Stock, which would prevent the redemption or sale of the Series A Preferred Stock or would prevent the payment of cash dividends to the holders of the Series A Preferred Stock (other than Pari Passu Stock so long as any payment of dividends, whether in cash or in kind, would be paid pro rata to the holders of all Pari Passu Stock requiring the same and the holders of the Series A Preferred Stock).

       5.   LIQUIDATION RIGHTS.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a "Liquidation"), the holders of Series A Preferred Stock shall be entitled to receive, out of the remaining assets of the Company available for distribution to its stockholders, with respect to each share of Series A Preferred Stock held by such holder, ONE THOUSAND DOLLARS ($1,000) (the "Liquidation Value") (or a proportionate amount with respect to any fractional shares) plus an amount equal to all accrued but unpaid dividends payable with respect to such share of Series A Preferred Stock (collectively, the "Preference Amount"), before any payment or distribution may be made to the holders of Junior Stock. If upon any Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock the full Preference Amount to which each such holder shall be entitled, all of the assets of the Company available for distribution to its stockholders shall be distributed to the holders of the Series A Preferred Stock and holders of Pari Passu Stock PRO RATA in accordance with the aggregate liquidation preference of shares of Series A Preferred Stock and Pari Passu Stock held by each such holder.

            (b) For purposes of this Section 5, the merger or consolidation of the Company into or with another entity or the sale, lease, exchange or other conveyance or transfer of all or substantially all the assets of the Company shall not be deemed to be a Liquidation unless it results in a Liquidity Event.

       6.   NOTICES OF CORPORATE ACTION.  In the event of:

            (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

            (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any consolidation or merger involving the Company and any other entity or any sale, lease, exchange or other conveyance or transfer of all or substantially all of the assets of the Company to any other person;

            (c) any voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company; or

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            (d)   any plan or proposal by the Company to register any capital stock of the Company with the Commission;

the Company will deliver to each holder of Series A Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of securities of the Company shall be entitled to exchange such securities for the new securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up, (iii) the date or expected date of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company or (iv) the date or expected date of the filing of the initial registration statement with respect to the securities being registered. Such notice shall be furnished at least 20 days prior to the date therein specified.

       7.   REDEMPTION.

            (a) OPTIONAL REDEMPTION. The Company may at any time after the Original Issue Date, at its option, redeem any or all of the shares of the outstanding Series A Preferred Stock.

            (b) MANDATORY REDEMPTION. Upon the earliest Liquidity Event to occur, subject to the restrictions in the Parent Credit Agreement and Senior Subordinated Notes Indentures, the Company shall redeem all shares of the Series A Preferred Stock then outstanding (each a "Mandatory Redemption"). If the funds of the Company legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient (or if the amounts permitted under the Parent Credit Agreement or Senior Subordinated Notes Indentures are insufficient) to redeem the total number of such shares to be redeemed on such date, then those funds which are legally available (or permitted under the Parent Credit Agreement or Senior Subordinated Notes Indentures) shall be used to redeem the maximum possible number of shares of Series A Preferred Stock ratably among the holders of Series A Preferred Stock, based on the aggregate number of shares of Series A Preferred Stock held by each such holder. At any time thereafter when additional funds of the Company are legally available (or no longer subject to the restrictions under the Parent Credit Agreement or Senior Subordinated Notes Indentures) for the redemption of shares of Series A Preferred Stock, such funds shall immediately be used to redeem shares of Series A Preferred Stock.

            (c) REDEMPTION PRICE. The redemption price per share of the Series A Preferred Stock (the "Redemption Price") shall be paid in immediately available cash in an amount equal to (A) in the case of any Initial Holder or an Affiliate thereof, 100% of the Preference Amount, and (B) in the case of any Subsequent Holder:

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            (i)   100% of the Preference Amount with respect to any redemption effected pursuant to Section 7(a) hereof after the Original Issue Date or the Subsequent Issue Date, as the case may be, but prior to the date which is 9 months thereafter,

            (ii) 106% of the Preference Amount with respect to any redemption effected pursuant to Section 7(a) hereof, on or after the date which is 9 months thereafter but prior to the date which is 21 months thereafter,

            (iii) 104% of the Preference Amount with respect to any redemption effected pursuant to Section 7(a) hereof, on or after the date which is 21 months thereafter but prior to the date which is 33 months thereafter,

            (iv) 103% of the Preference Amount with respect to any redemption effected pursuant to Section 7(a) hereof, on or after the date which is 33 months thereafter but prior to the date which is 45 months thereafter,

            (v) 102% of the Preference Amount with respect to any redemption effected pursuant to Section 7(a) hereof, on or after the date which is 45 months thereafter but prior to the date which is 57 months thereafter,

            (vi) 101% of the Preference Amount with respect to any redemption effected pursuant to Section 7(a) hereof, on or after the date which is 57 months thereafter but prior to the date which is 69 months thereafter, or

            (vii) 100% of the Preference Amount with respect to any Mandatory Redemption or any redemption effected pursuant to Section 7(a), on or after the date which is 69 months after the Original Issue Date or the Subsequent Issue Date, as the case may be.

In each case, the Preference Amount used to determine the Redemption Price shall be the Preference Amount in effect immediately prior to the Redemption Date.

            (d) REDEMPTION DATE. Written notice of any redemption of shares of Series A Preferred Stock (a "Notice of Redemption"), specifying the time and place of redemption, shall be mailed by certified mail, return receipt requested, at least 15 and not more than 30 days prior to the date specified therein for redemption (the "Redemption Date"), to each registered holder of the shares of Series A Preferred Stock at each such holder's last address as it appears on the Company's books. On or after the Redemption Date, each holder of shares of Series A Preferred Stock called for redemption shall surrender his or her certificates for such shares to the Company at the place specified in the Notice of Redemption and the Company shall pay the holder (or shall cause such holder to be paid) the Redemption Price in cash.

            (e) PRO RATA REDEMPTION. Any redemption of shares of Series A Preferred Stock made pursuant to Section 7(a) or 7(b) shall be made among all holders of Series A Preferred Stock PRO RATA in accordance with the number of shares of Series A Preferred Stock held by each such holder as of the Redemption Date.

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            (f)   REDEEMED PREFERRED STOCK. Unless the Company defaults in the payment in full of the Redemption Price, dividends on the shares of Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of the shares of Series A Preferred Stock by reason of their ownership of the shares of Series A Preferred Stock shall cease on the Redemption Date, except the right to receive the Redemption Price on surrender to the Company of the certificates representing the redeemed shares of Series A Preferred Stock. After the Redemption Date and the payment in full of the Redemption Price, the redeemed shares of Series A Preferred Stock shall not be deemed to be outstanding and shall not be transferable on the books of the Company.

            (g) CANCELLATION OF PREFERRED STOCK. Any shares of Series A Preferred Stock redeemed or purchased by the Company shall be canceled and shall have the status of authorized and unissued shares of preferred stock, without designation as to series.

       8.   VOTING RIGHTS; MERGER, CONSOLIDATION OR AMENDMENT, ETC.

            (a) Except as required by applicable law or as otherwise specified in this Certificate, in which case each holder of outstanding shares of Series A Preferred Stock shall have that number of votes as is equal to the number of shares of Series A Preferred Stock held by such holder on the applicable record date for determining voting rights, the holders of the Series A Preferred Stock shall not have any voting rights.

            (b) Without the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock voting separately as a class and subject to the Company's obligations, if any, to effect a Mandatory Redemption in accordance with Section 7(b) hereof, the Company shall not, directly or indirectly, (x) consolidate with or merge with or into any other person or entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the properties or assets of the Company, in a single transaction or through a series of related transactions, to another person or entity or group of affiliated persons or entities or permit any subsidiaries of the Company to enter into any such transaction or transactions if such transaction or transactions in the aggregate would result in a sale of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis or (y) adopt a plan of liquidation, unless, in either case:

                  (i) (A) the Company shall be the continuing Person, or (B) the Person (if other than the Company) (or, in the case of a liquidation, the sole Person to which assets are transferred) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company and any Subsidiaries of the Company are transferred or leased (the Company or such other person or entity being hereinafter referred to as the "Surviving Company") shall be organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

                  (ii) (A) in the case of a merger or consolidation in which the Company is not the Surviving Company, the Series A Preferred Stock shall be converted into a class of preferred stock of the Surviving Company with powers, preferences and special rights substantially equal or, except with respect to voting powers, superior, to the powers, preferences

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                                                                         Page 11

and special rights of the Series A Preferred Stock or (B) in the case of a transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties or assets of the Company and its Subsidiaries, or of a plan of liquidation, the Surviving Company offers to issue to the holders of shares of the Series A Preferred Stock an equal number of shares of a class of preferred stock of the surviving Company with powers, preferences and special rights substantially equal or, except with respect to voting powers, superior, to the powers, preferences and special rights of the Series A Preferred Stock in exchange for such holders' shares of Series A Preferred Stock; and

            (c) Notwithstanding the foregoing, any Subsidiary of the Company may merge into the Company or any other Subsidiary of the Company at any time, PROVIDED such merger is not part of a plan or transaction otherwise prohibited by the terms of this Certificate.

            (d) For purposes of this Section 8, any transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company (other than a transfer to the Company or one or more Wholly Owned Subsidiaries of the Company) the capital stock of which constitutes all or substantially all of the properties and assets of the Company and its Subsidiaries, collectively, shall be deemed to be the transfer of all or substantially all of the assets of the properties and assets of the Company.

       9. COVENANTS. For so long as any shares of Series A Preferred Stock are outstanding, the Company shall not:

            (i) alter or modify any of the terms, designations, powers, preferences, privileges or other rights of, or restrictions provided for the benefit of holders of Series A Preferred Stock;

            (ii) create, authorize, designate, issue or sell shares of any class or series of the capital stock of the Company or rights, options, warrants or other securities convertible into or exchangeable for any share of capital stock of the Company, the terms of which provide that shares of such class or series of capital stock of the Company rank senior to the Series A Preferred Stock with respect to distributions of assets, payments of dividends, distributions upon the Liquidation of the Company or which otherwise adversely affect the terms, designations, powers, preferences, privileges or other rights of, or restrictions provided for the benefit of the holders of shares of Series A Preferred Stock;

            (iii) amend or change any provision of the Certificate of Incorporation of the Company, bylaws of the Company or this Certificate if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock; or

            (iv)  amend any provision of this Section 9.

       10.  DEFAULT RATE.

            In the event a Redemption Default shall have occurred, each share of Series A Preferred Stock shall be entitled to the dividends set forth in Section 4(a) hereof at a rate of 2% in excess of the Dividend Rate then in effect (the "Default Rate").

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                                                                         Page 12

       11. RESTRICTIVE LEGENDS. Each certificate representing shares of Series A Preferred Stock shall be stamped or otherwise imprinted with legends in substantially the following form:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

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                                                                         Page 13

       IN WITNESS WHEREOF the foregoing Certificate of Designation has been duly authorized on behalf of the Company this 10th day of May, 2002.

                                     FAIRPOINT COMMUNICATIONS, INC.


                                     By:  /s/ Timothy W. Henry
                                     -------------------------------------------
                                     Name:  Timothy W. Henry
                                     Title: Vice President of Finance, Treasurer
                                            and Assistant Secretary


                 [Signature Page for Certificate of Designation]